EXHIBIT 4.19

                                                               EXECUTION VERSION

                          SECURITIES EXCHANGE AGREEMENT

         This SECURITIES EXCHANGE AGREEMENT is dated as of February 4, 2000 (the "Agreement") by and between RGC International Investors, LDC (the "Holder") and Able Telcom Holding Corp. ("Company").

         WHEREAS, the Holder has entered into that certain Convertible Preferred Stock Purchase Agreement with the Company, dated June 26, 1998, including all exhibits thereto, attached hereto as EXHIBIT A (the "Purchase Agreement"); and pursuant thereto, on June 30, 1998, the Holder acquired 2,000 shares of Series B Preferred Stock (the "Preferred Shares");

         WHEREAS, the Holder currently holds 375 Preferred Shares with a Conversion Price equal to $2.844; and

         WHEREAS, the Holder desires to exchange 375 Preferred Shares and, in consideration of such exchange, the Company desires to issue to the Holder Common Stock, warrants exercisable for shares of Common Stock and the Closing Cash Payment (as defined below).

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                        EXCHANGE OF THE PREFERRED SHARES

         1.1 EXCHANGE OF THE PREFERRED SHARES AND PAYMENT OF THE CLOSING CASH PAYMENT. At the Closing (as defined below):

                  (a) The Company will issue and deliver to the Holder 500,000 shares of Common Stock.

                  (b) The Company will issue and deliver to the Holder warrants exercisable for 100,000 shares of Common Stock at a price per share equal to 130% of the Closing Price (as defined in the Warrants) (the "Warrants") attached hereto as EXHIBIT B.

                  (c) The Company will pay to the Holder a cash payment, by wire transfer in immediately available funds to an account designated by the Holder, in an amount equal to $5,031,978 (the "Closing Cash Payment").

                  (d) The Company will deliver an executed Registration Rights Agreement dated February 4, 2000 covering the Common Stock and the shares of Common Stock issuable upon exercise of the Warrants.

                  (e) The Company will deliver to the Holder an opinion of counsel to the Company satisfactory in form and substance to the Holder.

                  (f) The Holder will deliver to the Company the Preferred
Shares.

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                  (g) The closing of the exchange of the Preferred Shares and the issuance of the Common Stock and Warrants (the "Closing"), shall take place at the offices of Arnold & Porter, 555 12th Street N.W., Washington, D.C., at 10:00 a.m., local time on February 4, 2000 or such other time and place and/or on such other date as the Holder and the Company may agree. As conditions to the Closing, all of the representations and warranties contained in Sections 1.2 and
1.3 hereof shall be true and correct as of the Closing as certified by both the Holder and Company at the Closing.

         1.2      COMPANY REPRESENTATIONS AND WARRANTIES.

         In connection with the exchange of the Preferred Shares and the issuance of the Common Stock and Warrants hereunder, the Company represents and warrants to the Holder that:

                  (a) The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transaction contemplated hereby and to issue the Common Stock and Warrants in accordance with the terms hereof.

                  (b) The execution and delivery of this Agreement and the Warrants and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Common Stock and the Warrants contemplated by this Agreement, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or its stockholders is required.

                  (c) This Agreement constitutes, and upon execution, issuance and delivery thereof, the Warrants and the Registration Rights Agreement shall constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                  (d) The Common Stock and the shares of Common Stock issuable upon the exercise of the Warrants are duly authorized and reserved for issuance and, upon issuance in accordance with the terms of this Agreement (in the case of the Common Stock) and upon exercise of the Warrants in accordance with the Warrants (in the case of shares issuable upon exercise of the Warrants), such Common Stock and such shares of Common Stock issuable upon the exercise of the Warrants, will be validly issued, fully paid and non-assessable, free and clear of any and all taxes, liens, claims and encumbrances, and entitled to be traded on the Nasdaq NMS, the American Stock Exchange or the New York Stock Exchange, and the holders of such Common Stock and such shares of Common Stock issuable upon the exercise of the Warrants shall be entitled to all rights and preferences accorded to a holder of Common Stock. The outstanding shares of Common Stock are currently listed on the Nasdaq NMS.

         1.3      HOLDER'S REPRESENTATIONS AND WARRANTIES

         In connection with the exchange of the Preferred Shares and the issuance of the Common Stock and Warrants hereunder, the Holder represents and warrants to the Company that:

                  (a) The Holder has the legal capacity and authority to enter into and perform all of its obligations under this Agreement. This Agreement constitutes the legal, valid and binding

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obligation of the Holder, enforceable against the Holder in accordance with its terms. The execution, delivery and performance of this Agreement does not and will not conflict with, violate, cause a breach of or constitute a default under
(i) any agreement, contract or other instrument or obligation to which the Holder is a party or by which the Holder is bound or (ii) any judgment, order, decree, statute, rule or regulation to which the Holder is subject.

                  (b) The Holder is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated under the Act. The Holder and its agents and representatives have such knowledge and experience in financial and business matters as to enable it to utilize the information made available to them in connection with the transactions contemplated hereby to evaluate the merits and risks of the exchange contemplated hereby and to make an informed decision with respect thereto, and such an evaluation and informed decision have been made.

                  (c) The Holder is entering into this Agreement for its own account and the Holder has no present arrangement (whether or not legally binding) at any time to sell the Common Stock or Warrants to or through any person or entity; PROVIDED, however, that by making the representations herein, the Holder does not agree to hold the Common Stock or Warrants for any minimum or other specific term and reserves the right to dispose of the Common Stock and Warrants at any time in accordance with federal and state securities laws applicable to such disposition.

                                   ARTICLE 2.
                               GENERAL PROVISIONS

         2.1 LEGENDS. The Holder understands and agrees that, in addition to any other legends required by applicable law, the certificate or certificates representing the Common Stock and the Warrants will bear legends substantially to the effect set forth below and that a stop transfer order may be placed with respect thereto.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         2.2 SURVIVAL. The representations, warranties and covenants contained in this Agreement shall survive the exchange of the Preferred Shares pursuant to this Agreement.

         2.3 AMENDMENT. This Agreement may be amended, or any provision hereof may be waived, at any time by an agreement in writing of the parties hereto.

         2.4 ENTIRE AGREEMENT; SUCCESSORS. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

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         2.5 NO ASSIGNMENT. No party hereto may assign any of its rights or obligations under this Agreement to any other person without the written consent of the other party.

         2.6 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         The Holder:

                  c/o Rose Glen Capital Management, L.P.
                  3 Bala Plaza East, Suite 200
                  251 St. Asaphs Road
                  Bala Cynwyd, PA 19004
                  Attn:  Wayne Bloch
                  Facsimile:  610-617-0570

         The Company:

                  Able Telcom Holding Corp.
                  1000 Holcomb Woods Parkway
                  Suite 440
                  Roswell, GA.  30076
                  Attn: President
                  Facsimile: (770) 993-8532

         All such deliveries shall be deemed effective when received by the person entitled to such receipt or when delivery has been attempted but refused by such person. Any party may change the person or address to which such deliveries shall be made with respect to such party by delivering notice thereof to the other party hereto in accordance with this Section.

         2.7 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         2.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         2.9 GOVERNING LAW AND VENUE. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction. The party bringing any action under this Agreement shall only be entitled to choose the federal or state courts in the State of New York as the venue for such action, and each party consents to the jurisdiction of the court chosen in such manner for such action.

         2.10 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this

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Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    HOLDER:

                                    RGC INTERNATIONAL INVESTORS, LDC
                                         By: Rose Glen Capital Management, L.P.
                                         Investment Manager
                                              By: RGC General Partner Corp, as
                                              General Partner

                                           _____________________________________
                                           By:      Wayne D. Bloch
                                           Title:   Managing Director

                                    ABLE TELCOM HOLDING CORP.

                                    By:_________________________________________

                                    Name:_______________________________________

                                    Title:______________________________________


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                                    EXHIBIT B
                          COMMON STOCK PURCHASE WARRANT

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